Exhibit 99.1
May 6, 2004

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

                GCI REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

         o   Consolidated revenue of $108.9 million
         o   Net income of $1.9 million or $0.03 per diluted share
         o   EBITDA, as adjusted of $35.2 million
         o   Issued $250 million in 7.25 percent bonds

         ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported net income of $1.9 million, or earnings per diluted share of $0.03, for the first quarter of 2004. The company's first quarter net income compares to income of $2.6 million, or earnings per diluted share of $0.04 after the cumulative effect of a change in accounting principle of $0.5 million or $(0.01) per share on a diluted basis, net of income tax benefit, in the same period of 2003.

          GCI's first quarter 2004 revenues totaled $108.9 million, an increase of 17.3 percent over first quarter 2003 revenues of $92.8 million. For the current quarter, earnings before interest, taxes, depreciation, amortization and accretion (EBITDA) totaled $35.2 million, as adjusted, to exclude $6.1 million in bond premiums paid in connection with refinancing $180 million of 9.75 percent bonds. First quarter 2004 EBITDA increased $6.3 million or 21.8 percent over the same quarter in 2003. First quarter 2003 EBITDA totaled $28.9 million.

         Sequentially, revenues for the company increased 4.9 percent over fourth quarter 2003 revenues of $103.8 million. GCI's first quarter EBITDA of $35.2 million, as adjusted, compares to EBITDA of $36.5 million, as adjusted, in the fourth quarter of 2003.

         For the first quarter 2004, GCI exceeded both its revenue and EBITDA guidance. The company provided guidance for revenues of approximately $100 million to $102 million, and approximately $29 million to $30 million of EBITDA. During the quarter, GCI recorded approximately $6.8 million in project revenues and Universal Service Fund revenues not included in the guidance. EBITDA guidance excluded any benefit from a credit against future services to be purchased from MCI. GCI recorded a benefit of approximately $1.2 million relating to the use of the MCI credit during the quarter.

         "GCI's first quarter is a solid start on the year and positions us to report another year of record total revenues and EBITDA in 2004," said Ron Duncan, GCI president. "We own the best collection of assets in Alaska and as a result GCI can offer our customers the most competitive package of services in the Alaska market. Our financial results reflect strong customer acceptance of our unique offerings."

         "We are on track for 2004. We expect second quarter revenues of approximately $103 million to $105 million and EBITDA of approximately $31 million, excluding the effects of any receivable recovery from MCI." We are maintaining our guidance for total revenues of $410 million to $420 million and

EBITDA of $129 million to $134 million, before any benefit from credits against future services to be purchased from MCI."

Customer Highlights
o The local services business added 2,500 access lines during the first quarter and now serves 108,600 local lines, an estimated 23 percent share of the total access line market in Alaska.

o GCI had 100,600 statewide Internet customers at the end of first quarter of 2004, an increase of 4,900 subscribers as compared with 95,700 at the end of 2003. At the end of the first quarter of 2004, more than 51,700 of these Internet customers are using GCI cable modem service, an increase of 5,700 over the fourth quarter of 2003. The number of customers served on GCI's statewide dial-up Internet platform decreased during the first quarter as more customers continue to migrate to cable modems.

o GCI cable television services now pass 203,353 homes and serve 133,981 basic subscribers. Basic subscribers decreased sequentially by 369 subscribers from the fourth quarter of 2003. The decrease in subscribers is primarily attributable to continued competition from satellite providers with local channels.

o Long-distance billable minutes increased 16.5 percent to 301.7 million minutes for the first quarter as compared to the same quarter of 2003, and decreased 0.9 percent sequentially.

Long Distance Results
         For the first quarter of 2004, long distance revenues totaled $65.9 million as compared to revenues of $56.3 million in the first quarter of 2003 and $61.4 million in the fourth quarter of 2003. Long distance revenues increased 17.1 percent year-over-year and 7.3 percent sequentially. The increases were attributed to an increase in managed services, primarily from the recognition of $6.1 million of project revenues, and expected growth from private line and dedicated data services revenues. Switched minutes revenues were relatively flat year-over-year due primarily to a substantial increase in minutes offset by lower rates per minute. Sequentially, switched minutes revenues decreased 3.5 percent from fewer minutes carried on the company's network, along with slightly lower rates.

          Long distance EBITDA, as adjusted, increased 16.7 percent for the first quarter of 2004 to $21.7 million as compared to $18.6 million in the first quarter of the prior year and $23.2 million, as adjusted, in the fourth quarter of 2003. Sequential EBITDA decreased $0.5 million after excluding the MCI bad debt recoveries of $1.2 million in the first quarter of 2004 and $2.2 million in the fourth quarter of 2003.

         Total minutes-of-use are up 16.5 percent in the first quarter of 2004 when compared to the first quarter of 2003. Sequentially, minutes-of-use are down 0.9 percent compared to the fourth quarter of 2003. The year-over-year increase in minutes is attributable to the improving "lower 48" economy, including an increase in minutes carried for other common carriers.

         The total number of billed long distance customers increased 0.5 percent when customer counts are compared between March 2004 and December 2003.

Cable Television Results
         Cable television revenues for the first quarter increased 6.4 percent to $24.9 million from $23.4 million in the first quarter of 2003, and were down slightly from $25.0 million in the fourth quarter of 2003. EBITDA of $11.0 million for the first quarter of 2004 increased 3.8 percent from the first quarter of 2003, and was steady compared to $11.0 million in the fourth quarter of 2003. The increase in revenues and EBITDA year-over-year is due primarily to the increase in sales of digital special interest cable television and cable modem services.

         Gross margins, as a percentage of revenues, decreased by 87 basis points year-over-year and 220 basis points sequentially. The growth rate from digital special interest services and cable modems is helping to mitigate the effects of continuing increases in programming and copyright costs.

          As of March 31, 2004, the company's cable television operations passed 203,353 homes and served 133,981 basic subscribers (108,180 equivalent basic subscribers). For the first quarter, average revenue per equivalent basic subscriber was $76.58, an increase of 10.2 percent when compared to the first quarter 2003 average revenue of $69.49. Sequentially, average revenue was up 0.3 percent, from $76.34, over the fourth quarter of 2003. Basic subscribers decreased sequentially by 369 subscribers from the fourth quarter of 2003. This compares with an increase of 228 subscribers in first quarter of 2003 over the fourth quarter of 2002. The decrease in subscribers is attributable, in part, to increased competition with satellite providers that now offer local programming.

         During the first quarter of 2004 GCI launched several new service packages designed to compete aggressively with the satellite provider's offerings. The customer response to these packages has been very strong.

         The company offers digital special interest (DSI) cable television service in Anchorage, Fairbanks, Juneau, Kenai, Soldotna, Ketchikan and the Mat-Su Valley area. GCI served 34,000 DSI customers at the end of the first quarter of 2004, a decrease of 900 customers compared to the fourth quarter of 2003. The sequential decrease in DSI customers was due to the heavy promotion of the service in the fall of 2003, which caused a temporary peak in the number of DSI subscribers.

         GCI, along with the other largest publicly traded multiple system operators, signed a pledge to support and adhere to new voluntary reporting guidelines on common operating statistics to provide investors and others with a better understanding of the company's operations. The operating statistics below include capital expenditures and customer information from cable services and the components of our local services and Internet services utilizing our cable services' facilities.

         GCI's capital expenditures by standard reporting category for the three-months ending March 31, 2004 and 2003 follow (amounts in thousands):

                                                2004             2003
                                          --------------    -------------
Customer premise equipment               $     3,438            1,276
Commercial                                        47               68
Scalable infrastructure                        1,755              135
Line extensions                                   44               88
Upgrade/rebuild                                1,770               72
Support capital                                  181               77
                                          --------------    -------------
Sub-total                                      7,235            1,716

Remaining reportable segments and
  All Other capital expenditures              17,966            4,758
                                          --------------    -------------
                                         $    25,201            6,474
                                          ==============    =============


         The standard definition of a customer relationship is the number of customers who receive at least one level of service, encompassing voice, video, and data services, without regard to which services customers purchase. These relationships do not include local telephone customers except those served by the cable television plant. At March 31, 2004 and 2003, GCI's cable business had 122,100 and 124,000 customer relationships, respectively.

         The standard definition of a revenue-generating unit is the sum of all primary analog video, digital video, high-speed data and telephony customers, not counting additional outlets. At March 31, 2004 and 2003, GCI's cable business had 185,800 and 173,300 revenue generating units, respectively. The increase in the revenue generating units of 5,400 and 12,500 from December 31, 2003 and March 31, 2003, respectively, is due to an increase in the number of cable modem customers.


Local Telephone Results
         For the first quarter 2004, local telephone service revenues totaled $11.8 million, an increase of 40.5 percent, when compared to $8.4 million in the first quarter of 2003. Sequentially, revenue was steady at $11.8 million. The increase in year-over-year revenues is attributable to increasing customer counts and universal service fund revenues.

         In the first quarter, local services generated $0.6 million of EBITDA, an improvement of $1.8 million over the $1.2 million loss in the first quarter of 2003. Sequentially, the first quarter EBITDA was slightly less than the $0.7 million EBITDA in the fourth quarter of 2003. If the local telephone business received credit for access cost savings on calls placed by GCI long distance customers who are also GCI local customers, the company's local telephone business would have reported EBITDA of $2.3 million in the first quarter of 2004.

          At the end of the first quarter of 2004, GCI provided local service to approximately 108,600 access lines statewide. This represents an increase of 2,500 access lines, or 2.4 percent, over the 106,100 access lines reported at the end of the fourth quarter of 2003. The company estimates it has attained a 23 percent share of the total access line market in Alaska. Approximately 85 percent of GCI's access lines are provisioned on its own facilities or on resold local loops.

         In early April 2004, GCI began converting customers to its Digital Local Phone Service (DLPS) technology. The roll out of DLPS will enable GCI to avoid wholesale and loop rental costs from local phone lines leased from the incumbent local exchange carrier. GCI plans to provision 8,000 to 12,000 DLPS lines by the end of 2004.

Internet Access Results
         Internet access revenues for the first quarter of 2004 totaled $6.4 million, an increase of 39.1 percent year-over-year and 16.4 percent sequentially. First quarter 2003 revenues were $4.6 million and fourth quarter 2003 revenues were $5.5 million. EBITDA for the first quarter totaled $1.9 million, an improvement of $0.9 million year-over-year and $0.3 million sequentially. First quarter 2003 EBITDA was $1.0 million and fourth quarter 2003 EBITDA was $1.6 million. The increase in Internet access revenues and EBITDA results from more customers served, including the State of Alaska, the migration of existing customers from dial-up to cable modem access and customers adding more features and services, increasing economies of scale and effective operating controls.

         At the end of the first quarter of 2004, GCI had 100,600 statewide Internet customers, an increase of 4,900 customers sequentially and 8,800 year-over-year. GCI's statewide Internet customers included 51,700 subscribers using cable modem access. This represents an increase of 5,700 subscribers, or
12.4 percent, over the prior quarter's subscriber count of 46,000. On a year-over-year basis, GCI experienced a 33.9 percent increase in cable modem subscribers, from 38,600, over the first quarter of 2003.

         GCI began offering Internet access services during 1998 and its dial-up Internet service is offered in most major Alaska markets. GCI is the largest Internet access provider in Alaska.

Other Items
         During the three months ending March 31, 2004, core capital expenditures decreased to $14.9 million as compared to $16.6 million in the fourth quarter of 2003. Additionally, GCI spent $10.3 million relating to its new undersea fiber. GCI generated approximately $2.6 million of free cash flow during the first quarter before bond redemption expenses and repayment of approximately $54.0 million of senior debt from the remaining proceeds of its refinancing of $180 million of 9.75 percent senior notes with the issuance of $250 million of 7.25 percent senior notes.

         GCI will hold a conference call to discuss the quarter's results on Friday, May 7, 2004 beginning at 2 p.m. (Eastern). To access the briefing on May 7, dial 888-989-5305 (international callers should dial 712-257-0003) and identify your call as "GCI." In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A reply of the call will be available for 72-hours by dialing 800-879-9497, access code 7461 (international callers should dial 402-220-5353.)

         GCI is the largest Alaska-based and operated integrated telecommunications provider. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services throughout Alaska. More information about the company can be found at www.gci.com.

         The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

                                      # # #

                                    GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                            CONSOLIDATED BALANCE SHEETS
                                                                                     (Unaudited)
(Amounts in thousands)                                                                March 31,           December 31,
                                    Assets                                               2004                 2003
--------------------------------------------------------------------------------  -----------------   ------------------
Current assets:
  Cash and cash equivalents                                                      $      10,841               10,435
                                                                                  -----------------   ------------------

  Receivables                                                                           64,089               70,235
  Less allowance for doubtful receivables                                                2,018                1,954
                                                                                  -----------------   ------------------
     Net receivables                                                                    62,071               68,281

  Deferred income taxes, net                                                             6,726                7,195
  Prepaid and other current assets                                                       6,257               12,159
  Notes receivable from related parties                                                  1,673                1,885
  Property held for sale                                                                 1,176                2,173
  Inventories                                                                              984                1,513
                                                                                  -----------------   ------------------
       Total current assets                                                             89,728              103,641
                                                                                  -----------------   ------------------

Property and equipment in service, net of depreciation                                 360,361              369,039
Construction in progress                                                                51,802               33,618
                                                                                  -----------------   ------------------
       Net property and equipment                                                      412,163              402,657
                                                                                  -----------------   ------------------

Cable certificates                                                                     191,241              191,241
Goodwill                                                                                41,972               41,972
Other intangible assets, net of amortization of $1,815 and $1,656
  at March 31, 2004 and December 31, 2003, respectively                                  4,136                3,895
Deferred loan and senior notes costs, net of amortization of $1,438
  and $5,308 at March 31, 2004 and December 31, 2003, respectively                       9,559                5,757
Notes receivable from related parties                                                    3,903                4,281
Other assets                                                                             9,147                9,576
                                                                                  -----------------   ------------------
    Total other assets                                                                 259,958              256,722
                                                                                  -----------------   ------------------
       Total assets                                                              $     761,849              763,020
                                                                                  =================   ==================

                                                                                                             (Continued)

                                    GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                            CONSOLIDATED BALANCE SHEETS
                                                   (Continued)
                                                                                     (Unaudited)
(Amounts in thousands)                                                                March 31,           December 31,
            Liabilities, Preferred Stock, and Stockholders' Equity                       2004                 2003
--------------------------------------------------------------------------------  -----------------   ------------------
Current liabilities:
  Current maturities of obligations under capital leases                         $       6,293                5,139
  Accounts payable                                                                      23,571               34,133
  Deferred revenue                                                                      14,736               21,275
  Accrued payroll and payroll related obligations                                       14,311               17,545
  Accrued liabilities                                                                    7,369                8,156
  Accrued interest                                                                       2,920                8,645
  Subscriber deposits                                                                      577                  651
                                                                                  -----------------   ------------------
     Total current liabilities                                                          69,777               95,544

Long-term debt                                                                         366,912              345,000
Obligations under capital leases, excluding current maturities                          37,378               38,959
Obligation under capital lease due to related party, excluding current
  maturity                                                                                 695                  677
Deferred income taxes, net of deferred income tax benefit                               24,805               24,168
Other liabilities                                                                        6,507                6,366
                                                                                  -----------------   ------------------
       Total liabilities                                                               506,074              510,714
                                                                                  -----------------   ------------------

Redeemable preferred stock                                                              22,572               25,664
                                                                                  -----------------   ------------------
Stockholders' equity
  Common stock (no par):
    Class A.  Authorized 100,000 shares; issued 53,343 and 52,589
     shares at March 31, 2004 and December 31, 2003, respectively                      206,451              202,362

    Class B.  Authorized 10,000 shares; issued 3,866 and 3,868 shares at March 31, 2004 and December 31, 2003, respectively;
      convertible on a share-per-share basis into Class A common
      stock                                                                              3,267                3,269

    Less cost of 338 Class A common shares held in treasury at
      March 31, 2004 and December 31, 2003                                              (1,917)              (1,917)

  Paid-in capital                                                                       13,173               12,836
  Notes receivable with related parties issued upon stock option exercise               (4,370)              (4,971)
  Retained earnings                                                                     16,812               15,371
  Accumulated other comprehensive loss                                                    (213)                (308)
                                                                                  -----------------   ------------------
       Total stockholders' equity                                                      233,203              226,642
                                                                                  -----------------   ------------------
Commitments and contingencies

       Total liabilities, preferred stock, and stockholders' equity              $     761,849              763,020
                                                                                  =================   ==================

                             GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF INCOME
                                           (Unaudited)
                                                                              Three Months Ended
                                                                                   March 31,
(Amounts in thousands, except per share amounts)                            2004               2003
                                                                     ------------------ ------------------
Revenues                                                            $     108,916             92,777

Cost of sales and services                                                 38,745             30,248
Selling, general and administrative expenses                               35,404             32,993
Bad debt expense (recovery)                                                  (397)               597
Depreciation, amortization and accretion expense                           15,758             13,501
                                                                     ------------------ ------------------
   Operating income                                                        19,406             15,438
                                                                     ------------------ ------------------

Other income (expense):
  Interest expense                                                         (7,517)            (9,154)
  Loss on early extinguishment of debt                                     (6,136)                 -
  Amortization and write-off of loan and senior notes fees                 (2,627)            (1,073)
  Interest income                                                             108                166
                                                                     ------------------ ------------------
   Other expense, net                                                     (16,172)           (10,061)
                                                                     ------------------ ------------------
   Net income before income taxes and cumulative
     effect of a change in accounting principle                             3,234              5,377

Income tax expense                                                          1,309              2,282
                                                                     ------------------ ------------------
   Net income before cumulative effect of a change
     in accounting principle                                                1,925              3,095

Cumulative effect of a change in accounting
  principle, net of income tax benefit of $367                                  -               (544)
                                                                     ------------------ ------------------
       Net income                                                   $       1,925              2,551
                                                                     ================== ==================

Basic and diluted net income per common share:
  Net income before cumulative effect of a change
    in accounting principle                                         $        0.03               0.05
  Cumulative effect of a change in accounting
    principle, net of income tax benefit of $367                                -              (0.01)
                                                                     ------------------ ------------------
       Net income                                                   $        0.03               0.04
                                                                     ================== ==================

                                         GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                   SUPPLEMENTAL SCHEDULE
                                                       (Unaudited)
Traditional Summary                                                        Three Months Ended March 31, 2004
                                                                  Long                      Local
                                                                Distance       Cable       Services     Internet      Combined
                                                          ---------------------------------------------------------------------
Revenues                                                 $       65,866        24,852       11,792        6,406        108,916

Cost of sales                                                    23,378         7,062        6,546        1,759         38,745
                                                          ---------------------------------------------------------------------
      Contribution                                               42,488        17,790        5,246        4,647         70,171

Selling, general and
 administrative expenses                                         21,390         6,551        4,682        2,781         35,404
Bad debt expense (recovery)                                        (608)          211            -            -           (397)
                                                          ---------------------------------------------------------------------
    EBITDA, as adjusted                                          21,706        11,028          564        1,866         35,164

Less loss on early extinguishment of debt                         6,136             -            -            -          6,136
                                                          ---------------------------------------------------------------------
    EBITDA                                                       15,570        11,028          564        1,866         29,028

Add loss on early extinguishment of debt                          6,136             -            -            -          6,136
Less depreciation, amortization and
    accretion expense                                             9,263         4,679          892          924         15,758
                                                          ---------------------------------------------------------------------
      Operating income (loss)                            $       12,443         6,349         (328)         942         19,406
                                                          =====================================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)                                                           Three Months Ended March 31, 2004
                                                                  Voice         Data        Video      Combined
                                                          ------------------------------------------------------
Traditional Summary EBITDA, as Adjusted:
    Long Distance                                        $       21,706                                  21,706
    Cable                                                                                   11,028       11,028
    Local Services                                                  564                                     564
    Internet                                                                    1,866                     1,866
                                                          ------------------------------------------------------
                                                                 22,270         1,866       11,028       35,164
EBITDA, as Adjusted, Reallocations:
    Long Distance                                               (11,875)       11,875                         -
    Cable                                                                       2,738       (2,738)           -
    Local Services                                                  (31)           31                         -
                                                          ------------------------------------------------------
      Integrated Summary EBITDA, as Adjusted             $       10,364        16,510        8,290       35,164
                                                          ======================================================

                                         GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                   SUPPLEMENTAL SCHEDULE
                                                       (Unaudited)
Traditional Summary                                                        Three Months Ended December 31, 2003
                                                                  Long                      Local
                                                                Distance       Cable       Services     Internet      Combined
                                                          ---------------------------------------------------------------------
Revenues                                                 $       61,432        24,995       11,787        5,540        103,754

Cost of sales                                                    18,799         6,553        6,316        1,526         33,194
                                                          ---------------------------------------------------------------------
      Contribution                                               42,633        18,442        5,471        4,014         70,560

Selling, general and
 administrative expenses                                         21,645         7,315        4,816        2,368         36,144
Bad debt expense (recovery)                                      (2,226)          116            -            -         (2,110)
                                                          ---------------------------------------------------------------------
    EBITDA, as adjusted                                          23,214        11,011          655        1,646         36,526

Less impairment charge                                            5,434             -            -            -          5,434
                                                          ---------------------------------------------------------------------
    EBITDA                                                       17,780        11,011          655        1,646         31,092

Less depreciation, amortization and
    accretion expense                                             8,045         3,855          941        1,179         14,020
                                                          ---------------------------------------------------------------------
      Operating income (loss)                            $        9,735         7,156         (286)         467         17,072
                                                          =====================================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)                                                          Three Months Ended December 31, 2003
                                                                  Voice         Data        Video      Combined
                                                          ------------------------------------------------------
Traditional Summary EBITDA, as Adjusted:
    Long Distance                                        $       23,214                                  23,214
    Cable                                                                                   11,011       11,011
    Local Services                                                  655                                     655
    Internet                                                                    1,646                     1,646
                                                          ------------------------------------------------------
                                                                 23,869         1,646       11,011       36,526
EBITDA, as Adjusted, Reallocations:
    Long Distance                                               (11,448)       11,448                         -
    Cable                                                                       2,469       (2,469)           -
    Local Services                                                  (26)           26                         -
                                                          ------------------------------------------------------
      Integrated Summary EBITDA, as Adjusted             $       12,395        15,589        8,542       36,526
                                                          ======================================================

                                         GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                   SUPPLEMENTAL SCHEDULE
                                                       (Unaudited)
Traditional Summary                                                        Three Months Ended March 31, 2003
                                                                  Long                      Local
                                                                Distance       Cable       Services     Internet      Combined
                                                          ---------------------------------------------------------------------
Revenues                                                 $       56,323        23,438        8,426        4,590         92,777

Cost of sales                                                    16,738         6,457        5,649        1,404         30,248
                                                          ---------------------------------------------------------------------
      Contribution                                               39,585        16,981        2,777        3,186         62,529

Selling, general and
 administrative expenses                                         20,560         6,249        4,001        2,183         32,993
Bad debt expense (recovery)                                         448           149            -            -            597
                                                          ---------------------------------------------------------------------
    EBITDA                                                       18,577        10,583       (1,224)       1,003         28,939

Less depreciation, amortization and
    accretion expense                                             6,989         4,766          864          882         13,501
                                                          ---------------------------------------------------------------------
      Operating income (loss)                            $       11,588         5,817       (2,088)         121         15,438
                                                          =====================================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)                                                          Three Months Ended March 31, 2003
                                                                  Voice         Data        Video      Combined
                                                          ------------------------------------------------------
Traditional Summary EBITDA, as Adjusted:
    Long Distance                                        $       18,577                                  18,577
    Cable                                                                                   10,583       10,583
    Local Services                                               (1,224)                                 (1,224)
    Internet                                                                    1,003                     1,003
                                                          ------------------------------------------------------
                                                                 17,353         1,003       10,583       28,939
EBITDA, as Adjusted, Reallocations:
    Long Distance                                                (7,710)        7,710                         -
    Cable                                                                       2,116       (2,116)           -
    Local Services                                                  (27)           27                         -
                                                          ------------------------------------------------------
      Integrated Summary EBITDA, as Adjusted             $        9,616        10,856        8,467       28,939
                                                          ======================================================

Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)
                                                                            Three Months Ended
                                                      March 31, 2004          March 31, 2003        December 31, 2003
                                                    --------------------    -------------------    -------------------
   EBITDA, as adjusted (Note 1)                    $       35.2                    28.9                   36.5
   Loss on early extinguishment of debt                    (6.1)                    ---                    ---
   Impairment charge                                        ---                     ---                   (5.4)
                                                    --------------------    -------------------    -------------------
   EBITDA (Note 2)                                         29.1                    28.9                   31.1
   Depreciation, amortization and accretion
      expense                                             (15.8)                  (13.5)                 (14.0)
   Loss on early extinguishment of debt                     6.1                     ---                    ---
                                                    --------------------    -------------------    -------------------
       Operating income                                    19.4                    15.4                   17.1
                                                    --------------------    -------------------    -------------------

   Other income (expense):
     Interest expense                                      (7.5)                   (9.2)                  (7.6)
     Loss on early extinguishment of debt                  (6.1)                    ---                    ---
     Amortization and write-off of loan and
       senior notes fee expense                            (2.7)                   (1.1)                  (5.4)
     Interest income                                        0.1                     0.2                    0.1
                                                    --------------------    -------------------    -------------------
       Other expense, net                                 (16.2)                  (10.1)                 (12.9)
                                                    --------------------    -------------------    -------------------
       Net income before income taxes and
         cumulative effect of a change in
         accounting principle                               3.2                     5.3                    4.2

   Income tax expense                                       1.3                     2.2                    0.5
                                                    --------------------    -------------------    -------------------
       Net income before cumulative effect of
         a change in accounting principle                   1.9                     3.1                    3.7

   Cumulative effect of a change in
    accounting principle, net of income tax
    benefit of $0.4                                         ---                    (0.5)                   ---
                                                    --------------------    -------------------    -------------------
       Net income                                  $        1.9                     2.6                    3.7
                                                    ====================    ===================    ===================

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting Loss on Early Extinguishment of Debt during the three months ended March 31, 2004, and Impairment Charge during the three months ended December 31, 2003.

(2) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income, Interest Expense, Amortization and Write-off of Loan and Senior Notes Fees, Interest Income, Taxes, and Depreciation, Amortization and Accretion. EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.